Exhibit 5.1

Our ref                                   DLK\664902\4724197v4
Direct tel                        +852 2971 3006

Email                                            derrick.kan@maplesandcalder.com

China Mobile Games and Entertainment Group Limited
Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou, PRC

27 August 2012

Dear Sirs

China Mobile Games and Entertainment Group Limited

We have acted as Cayman Islands legal advisers to China Mobile Games and Entertainment Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, on 25 August 2011, relating to the distribution (the “Distribution”) of American Depositary Shares (the “ADSs”) each representing certain Class A Ordinary Shares of par value US$0.001 each in the Company (the “Shares”) to the shareholders of VODone Limited.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals or copies of the following documents:

1.1                                 The certificate of incorporation of the Company dated 20 January 2011.

1.2                                 The memorandum and articles of association of the Company as registered on 20 January 2011 (the “Original M&A”) and the amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 11 May 2012 (the “First Amended M&A”).

1.3                                 The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 20 August 2012 and effective immediately upon the completion of the Company’s listing of its ADSs representing Class A Ordinary Shares (the “Second Amended M&A”).

1.4                                 The written resolutions of the board of directors of the Company dated 23 August 2011 (the “Directors’ Resolutions”) and the minutes (the “Directors’ Minutes”) of a meeting of the board of directors of the Company held on 20 August 2012 (the “Directors’ Meeting”).

1.5                                 The minutes (the “Shareholders’ Minutes”) of a meeting of the shareholders of the Company held on 20 August 2012 (the “Shareholders’ Meeting”).

1.6                                 A certificate from a director of the Company addressed to this firm dated 24 August 2012 (the “Director’s Certificate”).

1.7                                 A certificate of good standing with respect to the Company issued by the Registrar of Companies in the Cayman Islands dated 24 August 2012 (the “Certificate of Good Standing”).

1.8                                 The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                                 Copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                                 The genuineness of all signatures and seals.

2.3                                 There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                                 Immediately upon the completion of the Company’s listing of its ADSs representing its Class A Ordinary Shares on the Nasdaq Global Market, the authorised share capital of the Company will be US$1,000,000 divided into 750,000,000 Class A Ordinary Shares of a par value of US$0.001 each and 250,000,000 Class B Ordinary Shares of a par value of US$0.001 each.

3.3                                 The transfer of the Shares pursuant to the Distribution has been duly authorised and such Shares have been legally issued and are fully paid and non-assessable (meaning that no further sums are payable by the holders of such Shares to the Company on such Shares).

3.4                                 The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4                                        Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl

China Mobile Games and Entertainment Group Limited

Room 3006, Gloucester Tower
The Landmark, 11 Pedder Street
Central, Hong Kong

24 August 2012

To:                              Maples and Calder

53/F, The Center

99 Queen’s Road Central

Central, Hong Kong

Dear Sirs

China Mobile Games and Entertainment Group Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1                                         The First Amended M&A remain in full and effect and, except as amended by the resolutions set out in the Shareholders’ Minutes adopting the Second Amended M&A, are otherwise unamended.

2                                         The Directors’ Resolutions were duly passed in the manner prescribed in the Original M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3                                         The Directors’ Minutes are a true and correct record of the proceedings of the Directors’ Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the First Amended M&A. The resolutions set out in the Directors’ Minutes were duly passed in the manner prescribed in the First Amended M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4                                         The Shareholders’ Minutes are a true and correct record of the proceedings of the Shareholders’ Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the First Amended M&A. The resolutions set out in the Shareholders’ Minutes were duly passed in the manner prescribed in the First Amended M&A and have not been amended, varied or revoked in any respect.

5                                         The authorised share capital of the Company is US$1,000,000 divided into 1,000,000,000 Ordinary Shares of par value US$0.001 each.

6                                         The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.  There is no contractual or other restriction (other than as arising under Cayman Islands law) binding on the Company restricting it from issuing and allotting the Shares.

7                                         The directors of the Company at the date of the Directors’ Resolutions were as follows:

Zhang Lijun
Sin Hendrick

8                                         The directors of the Company at the date of the Directors’ Meeting were as follows:

Zhang Lijun

Sin Hendrick

Chen-Wen Tarn

9                                         The directors of the Company at the date of this certificate are as follows:

Zhang Lijun

Sin Hendrink

Chen-Wen Tarn

Yongchao Wang

Ken Jian Xiao

Ken Fei Fu Chang

10                                  Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

11                                  To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company.  Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Hendrick Sin

Name:	Hendrick Sin

Title:	Director